Press Release

General Inquiries: (713) 800-9477
www.evolvetransition.com

Evolve Transition Infrastructure Reports

Full-Year 2020 Financial Results

and Provides Strategy Update

HOUSTON--(GLOBE NEWSWIRE)--March 26, 2021—Evolve Transition Infrastructure LP (NYSE American: SNMP) (“Evolve” or the “Partnership”) reports full year 2020 results and provides strategy update.

Financial Results

The Partnership’s full-year 2020 revenues totaled $57.0 million, of which $45.5 million came from midstream activities. The balance of the Partnership’s full-year 2020 revenues came from production activities. The activities of Carnero G&P LLC, the Partnership’s midstream joint venture (the “Carnero JV”) contributed a gain of approximately $4.5 million for full-year 2020. The Partnership received total cash distributions of $16.2 million from the Carnero JV for full-year 2020 activities. The Partnership reported a net loss of $118.8 million for full-year 2020.

Strategy Update

As the Partnership disclosed in its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2021 (the “2020 Form 10-K”), on February 26, 2021, in connection with management’s focus on expanding the Partnership’s business strategy to focus on the ongoing energy transition in the industries in which the Partnership operates, the Partnership changed its name to Evolve Transition Infrastructure LP and its general partner changed its name to Evolve Transition Infrastructure GP LLC.  The Partnership and SP Holdings, LLC, who owns the general partner of the Partnership, are actively sourcing new opportunities to transition the business of the

Partnership from a more traditional upstream and midstream oil and gas business to a business focused on ownership of infrastructure critical to the transition of energy supply to lower carbon sources and related investments and opportunities.

liquidity AND CREDIT FACILITY Update

The Partnership had approximately $1.7 million in cash and cash equivalents as of December 31, 2020. As of December 31, 2020, the Partnership had $111.0 million in debt outstanding under its credit facility and since December 31, 2019, the Partnership has reduced its debt outstanding by $39.0 million, or 26 percent. As previously disclosed, based upon the lenders quarterly review of the borrowing base for the Partnership’s midstream assets, the borrowing base has been set at $113.7 million. Since December 31, 2020, the Partnership has made principal payments totaling $6.5 million resulting in $104.5 million in debt outstanding under the credit facility as of March 26, 2021. As previously disclosed, the Partnership’s credit facility is a current liability that matures on September 30, 2021.

COMMON UNITS

The Partnership had 54,533,593 common units issued and outstanding as of March 15, 2021 and has 56,185,378 common units issued and outstanding as of March 26, 2021.

Receipt of Audit Opinion with Going Concern Qualification

Pursuant to the disclosure requirements of the NYSE American Company Guidelines Sections 401(h) and 610(b), Evolve is reporting that its audited financial statements for the year ended December 31, 2020, included in the 2020 Form 10-K, contains an audit opinion from its independent registered public accounting firm that includes an explanatory paragraph related to Evolve’s ability to continue as a going concern. This announcement does not represent any change or amendment to the Partnership’s financial statements or to its 2020 Form 10-K.

UNITHOLDER ACCESS TO 2020 FORM 10-K

The Partnership has filed the 2020 Form 10-K with the SEC.  A copy of the 2020 Form 10-K, which includes the Partnership’s complete audited financial statements, may be found on the SEC’s website at www.sec.gov and on the Partnership’s website at www.evolvetransition.com by selecting the “Investors” tab and then selecting “SEC Filings” from the dropdown menu.  The

Partnership will provide any unitholder with a hard copy of its 2020 Form 10-K, which includes Evolve’s complete audited financial statements, free of charge at any time upon request.  Requests can be directed in writing to SNMP Investor Relations, 1360 Post Oak Blvd., Suite 2400, Houston, TX 77056 or by email to ir@evolvetranstion.com.

Forward-Looking Statements

This press release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered “forward–looking statements” as defined by the SEC. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our business strategy; our ability to successfully implement our new energy transition infrastructure business; the ability of our customers to meet their drilling and development plans on a timely basis, or at all, and perform under gathering, processing and other agreements; our financing strategy; our acquisition strategy; our ability to make distributions; our future operating results; the ability of our partners to perform under our joint ventures; our future capital expenditures; and our plans, objectives, expectations, forecasts, outlook and intentions. All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by the management of our general partner. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in forward-looking statements. The 2020 Form 10-K, recent Current Reports on Form 8-K and other filings with the SEC discuss some of the important risk factors that may affect the Partnership’s business, results of operations, and financial condition and you are encouraged to read such filings. The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

About the Partnership

Evolve Transition Infrastructure LP is a publicly-traded limited partnership focused on the acquisition, development and ownership of infrastructure critical to the transition of energy supply to lower carbon sources. We own natural gas gathering systems, pipelines and processing facilities in South Texas and continue to pursue energy transition infrastructure opportunities.

Additional Information

Additional information about Evolve can be found in our documents on file with the SEC which are available on our website at www.evolvetransition.com and on the SEC’s website at www.sec.gov.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

ir@evolvetransition.com

(713) 800-9477